Exhibit 99.1

Accuride Erie Contact:  Corry Miller

Phone: (814) 480-6426

Corporate Contact: Mary Ann Mays

Phone: (812) 962-5011

Fax: (812) 962-5464

Pager: (888) 711-8778

Accuride Erie Employees Ratify A New Collective Bargaining Agreement

Evansville, IN and Erie, PA – September 2, 2003 – Employees at Accuride Corporation’s manufacturing plant in Erie, Pennsylvania ratified a new collective bargaining agreement on Saturday, August 30, 2003.

Accuride Corporation and the United Automobile, Aerospace & Agricultural Implement Workers Local 1186 have been negotiating terms for a new collective bargaining agreement since July 15.  The parties’ most recent agreement was entered into in 1998 and was set to expire at midnight Sunday, August 31, 2003.  The Union informed Accuride management of the successful outcome of the ratification vote on Saturday.

Approximately 150 hourly employees at the Erie Plant will be covered by the new agreement, which is effective until August of 2007.  The new agreement includes incremental general wage increases and pension improvements for employees and provisions to enhance the Erie plant’s operating effectiveness and increase productivity.

“We are very pleased that the new agreement was ratified.  Our employees and their families will continue to enjoy a highly competitive wage and benefits package. And, we have achieved our goals of enhancing the ongoing effectiveness and productivity of the Erie Plant so it will be a successful competitor now and in the future. This is a positive outcome for all of Accuride’s stakeholders – our employees, customers, investors and, of course, the communities in which we do business,” said Craig Kessler, Accuride’s Vice

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President of Operations.  “Throughout the negotiations process, the Company and the Union worked hard and long to reach an agreement. I am especially pleased with the workforce that did its part by steadily producing aluminum wheels for our customers.  I want to extend my heartfelt thanks to everyone at Accuride’s Erie Plant.  This has truly been a team effort.”

Accuride is North America’s largest manufacturer and supplier of wheels for heavy/medium trucks and trailers.  The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels.  Accuride also produces wheels for buses, commercial light trucks, pick-up trucks, sport utility vehicles, and vans.  Accuride has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and Monterrey, Mexico.  Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio.  Additionally, the Company produces tire molds at its Erie, Pennsylvania facility.  Accuride also is involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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